NEWS RELEASE                                CONTACT:    Lara Mahoney
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INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2012

ELYRIA, Ohio - (October 25, 2012) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and nine months ended September 30, 2012.

CEO SUMMARY

Commenting on Invacare's third quarter 2012 results, Gerald B. Blouch, President and Chief Executive Officer, stated, "The Company's first priority continues to be focused on making improvements to its quality systems related to previously disclosed observations made by the United States Food and Drug Administration (FDA). Largely as a result of the related incremental regulatory and compliance costs, as well as the ongoing pressures primarily in the North America/Home Medical Equipment (HME) and Asia/Pacific segments, adjusted earnings per share(a) decreased 64% to $0.21 in the third quarter of 2012 compared to $0.59 in the third quarter of 2011. If the impact of the incremental regulatory and compliance costs, which aggregated approximately $0.13 per share ($4.0 million after-tax expense), were excluded, adjusted earnings per share(a) would have been approximately $0.34 in the third quarter. Also in the third quarter, gross margin as a percentage of net sales declined by 1.8 percentage points compared to last year primarily related to sales mix favoring lower margin product lines and lower margin customers. Even with these pressures, the Company achieved its strongest quarter of organic net sales growth this year of 2.2% compared to last year with strong performances from Europe, Invacare Supply Group and the Institutional Products Group segments. The Company also generated free cash flow(c) in the third quarter of $15.6 million."

Blouch continued, "Throughout the year the Company has faced several internal and external challenges that have lowered the Company's sales and margins. Internally, one of the key pressures is the delay of new products, particularly higher margin products. The Company has temporarily ceased most new product development, because the majority of its engineers are currently focused on remediation. When the quality systems improvements are complete, the Company will re-energize its new product development activity. Externally, Invacare's sales in the domestic HME industry are being impacted as its customers' cope with prepayment reviews and post-payment audits by payors, as well as uncertainty related to their participation in the next round of National Competitive Bidding (NCB). While the Company believes these are not generally long-term issues, it is continuously assessing the domestic market, including analyzing data from the Centers for Medicare and Medicaid Services (CMS) about demand trends for home medical equipment. If it is determined that there are structural changes to the HME industry, the Company will take the appropriate course of action. Also, the senior management team is working closely with the General Manager for the Australian and New Zealand distribution businesses to return the segment to profitability."

Regarding the status of Invacare's negotiations with the FDA and its related remediation program, Blouch stated, “The Company is continuing to negotiate the terms of the FDA's proposed consent decree of injunction related to the Company's corporate and wheelchair manufacturing facilities in Elyria, Ohio. Simultaneously, the Company continues to make significant progress on its quality systems remediation. Throughout the remediation, the Company has engaged subject matter experts to assess the compliance of its new quality processes during the development and implementation stages to ensure they are in line with the FDA's Quality System Regulation. At this point, the Company is confident that it will initiate its third-party expert certification audit in December, and the Company expects it to be completed in the first quarter of 2013. The expert certification audit will be followed by an FDA re-inspection."

"I am incredibly proud of the Invacare associates who have dedicated an enormous amount of time and energy to ensure Invacare has a sustainable and compliant quality system. These new processes are making Invacare, which is already the industry leader, an even stronger Company. Invacare's future opportunities are compelling, as evidenced by positive demographic trends driving the markets that the Company serves, and its long-term globalization strategy to harmonize global product lines and reduce complexity thereby returning the Company to high single-digit operating margin."

HIGHLIGHTS FOR THE THIRD QUARTER

•	Earnings per share on a GAAP basis were $0.09 as compared to earnings per share of $0.40 last year.

•
Adjusted earnings per share(a) decreased 64% for the quarter to $0.21 versus $0.59 last year. Third quarter 2012 adjusted earnings were negatively impacted by incremental regulatory and compliance costs related to quality system improvements of approximately $0.13 per share ($4.0 million after-tax expense).

•	Free cash flow(c) for the quarter was $15.6 million as compared to $25.0 million in the third quarter last year.

•	Net sales for the quarter decreased 0.8% while organic net sales increased 2.2%, compared to the third quarter of last year.

•	Adjusted EBITDA(d) was $23.5 million for the quarter versus $40.2 million for the same period last year.

•	Debt outstanding for the quarter decreased by $8.1 million, resulting in a ratio of debt to adjusted EBITDA(d) of 2.2, compared to 2.0 at the third quarter of last year.

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the third quarter of 2012 were $0.09 ($2.9 million net earnings) as compared to earnings per share for the same period last year of $0.40 ($12.8 million net earnings). Net earnings for the current quarter were negatively impacted by incremental regulatory and compliance costs related to quality system improvements of $0.19 per share ($6.2 million after-tax expense, applying U.S. GAAP effective annualized tax rate) and charges related to restructuring of $0.04 per share ($1.1 million after-tax expense). Net earnings for the third quarter of 2011 were unfavorably impacted by early debt extinguishment charges of $0.23 per share ($7.5 million after-tax expense).

Adjusted earnings per share(a) were $0.21 for the third quarter of 2012 as compared to $0.59 for the third quarter of 2011. Adjusted net earnings(b) for the quarter were $6.8 million versus $18.9 million for the third quarter of last year. Adjusted net earnings(b) for the quarter were negatively impacted primarily by incremental regulatory and compliance costs related to quality system improvements, reduced gross margin and lower net sales, partially offset by decreased interest expense and a slightly lower effective tax rate on adjusted pre-tax earnings.

Net sales for the quarter decreased 0.8% to $453.0 million versus $456.5 million for the same period last year. Organic net sales for the quarter increased 2.2% over the same period last year driven by increases in Europe, Invacare Supply Group (ISG) and Institutional Products Group (IPG) segments, which were offset by declines for the North America/HME and Asia/Pacific segments. Net sales by segment and for the consolidated company, as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing the quarter-end and year-to-date periods ended September 30, 2012 to September 30, 2011, are provided in a table accompanying this release.

Gross margin as a percentage of net sales for the third quarter was lower by 1.8 percentage points compared to last year's third quarter. The margin decline was principally related to sales mix favoring lower margin product lines and lower margin customers, which was partially offset by the favorable impact of an acquisition finalized in the third quarter of 2011.

SG&A expense increased 6.9% to $111.3 million in the third quarter compared to $104.1 million in the third quarter last year. Foreign currency translation decreased SG&A expense by 4.3 percentage points, while the impact of an acquisition increased SG&A expense by 3.1 percentage points. Excluding the impact of foreign currency translation, an acquisition and incremental regulatory and compliance costs related to quality system improvements ($6.2 million pre-tax expense), SG&A expense increased by 2.2% compared to the third quarter of last year primarily related to increased associate costs.

The Company incurred restructuring charges for the third quarter of $1.1 million after-tax, principally related to severance costs in the Europe, North America/HME and Asia/Pacific segments. These restructuring charges are excluded from adjusted earnings per share(a).

Earnings per share on a GAAP basis for the nine months ended September 30, 2012 were $0.29 ($9.1 million net earnings) as compared to earnings per share for the same period last year of $0.95 ($30.9 million net earnings). Net earnings for the first nine months of 2012 were negatively impacted by incremental regulatory and compliance costs related to quality system improvements of $0.54 per share ($17.3 million after-tax expense), a discrete tax expense related to prior years of $0.29 per share ($9.2 million after-tax expense) which is a non-cash charge in the current year for a matter that is under audit and being contested by the Company and charges related to restructuring of $0.11 per share ($3.6 million after-tax expense). Net earnings for the first nine months of 2012 included an expense of $0.01 per share ($0.3 million after-tax expense) for early debt extinguishment charges compared to $0.75 per share ($24.2 million after-tax expense) of early debt extinguishment charges in the same period a year ago. Net earnings for the first nine months of 2011 also were positively impacted by $0.16 per share ($5.1 million tax benefit) as a result of a tax settlement in Germany.

Adjusted earnings per share(a) were $0.76 for the first nine months of 2012 as compared to $1.36 for the first nine months of 2011. Adjusted net earnings(b) for the first nine months of 2012 were $24.2 million versus $44.1 million last year. The decline in adjusted net earnings(b) was primarily driven by increased SG&A expense attributable to incremental regulatory and compliance costs related to quality system improvements of $11.6 million after-tax expense ($17.3 million pre-tax expense), a reduced gross margin and lower net sales partially offset by decreased interest expense and a lower effective tax rate on adjusted pre-tax earnings.

Net sales for the nine months ended September 30, 2012 decreased 0.7% to $1.34 billion versus $1.35 billion for the same period last year. Organic net sales for the nine months ended September 30, 2012 increased 0.4% over the same period last year as increases for Europe, ISG and IPG segments were offset by declines for the North America/HME and Asia/Pacific segments.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended September 30, 2012, North America/HME net sales decreased 9.3% to $171.0 million compared to $188.4 million in the same period last year. Organic net sales were down 9.1% compared to last year driven by declines in all three product categories. The sales decline in the segment was primarily related to the Company's previously mentioned delay of new product introductions. The sales decline also is related to slowness in power wheelchair sales in the United States due to the ongoing uncertainty and general slowness in the market where mobility and seating customers are dealing with prepayment reviews and post-payment audits of power mobility devices from Medicare and Medicaid. Also in the United States, customers in the next 91 metropolitan statistical areas for National Competitive Bidding continue to leverage their existing inventory as they wait for the Fall 2012 announcement of the bid rates and the related contracting process for the winners. Uncertainty regarding the resolution of the Company's consent decree with the FDA impacted the Company's ability to renegotiate existing contracts that require uninterrupted supply and likely led some providers to be cautious in their spending with Invacare. Earnings before income taxes were $1.9 million, excluding restructuring charges of $0.4 million, as compared to earnings before income taxes of $11.9 million last year, excluding restructuring charges of $0.4 million, primarily as a result of the incremental costs mentioned previously related to quality system improvements, volume declines, unfavorable sales mix favoring lower margin customers and unfavorable product mix away from higher margin products. These factors were partially offset by reduced bad debt expense and favorable foreign currency transactions.

For the nine months ended September 30, 2012, North America/HME net sales decreased 6.6% to $527.5 million compared to $565.0 million in the same period last year. Organic net sales were down 6.4% compared to last year primarily driven by declines in all three product categories. Earnings before income taxes for the first nine months of 2012 were $15.3 million, excluding restructuring charges of $2.2 million, as compared to earnings before income taxes of $38.7 million last year, excluding restructuring charges of $0.4 million. The reduction in 2012 earnings before income taxes is primarily as a result of the incremental costs mentioned previously related to quality systems improvements, volume declines, unfavorable sales mix favoring lower margin customers and unfavorable product mix away from higher margin products. These factors were partially offset by reduced bad debt expense and favorable foreign currency transactions.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the third quarter increased 15.6% to $85.8 million compared to $74.2 million for the same period last year. The net sales increase occurred across most product categories. Earnings before income taxes for the third quarter were $2.1 million as compared to $2.4 million last year as increased bad debt expense was partially offset by volume increases.

For the nine months ended September 30, 2012, ISG net sales increased 10.0% to $246.4 million compared to $224.0 million for the same period last year. The net sales increase occurred in diabetic, incontinence and ostomy products. Earnings before income taxes for the first nine months of 2012 were $5.1 million as compared to $5.0 million last year as volume increases were partially offset by higher freight costs and increased bad debt expense.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the third quarter increased by 39.0% to $39.0 million compared to $28.0 million last year. Organic net sales increased 22.2% driven primarily by strong net sales for interior design projects for long-term care facilities, institutional beds and dialysis chairs. Earnings before income taxes were $1.8 million compared to $3.9 million in the third quarter of last year as volume increases and the benefit of an acquisition finalized during the third quarter of 2011 were offset principally by increased freight expense, research and development costs, unfavorable foreign currency transactions and the additional earn-out expense which is related to the profitability achievement of the rentals acquisition. The increased research and development expenses included the costs of contracted engineering on negative pressure wound therapy products.

For the nine months ended September 30, 2012, IPG net sales increased by 25.7% to $112.6 million compared to $89.6 million last year. Organic net sales increased 7.7% with increases in interior design projects for long-term care facilities and dialysis chairs, which were partially offset by declines in institutional beds. Earnings before income taxes for the first nine months of 2012 were $8.7 million, as compared to $11.4 million for the first nine months of last year, as increased SG&A expenses, primarily in associate costs and unfavorable foreign currency transactions, were partially offset by volume increases and the benefit of an acquisition finalized during the third quarter of 2011.

EUROPE

For the third quarter, European net sales decreased 0.3% to $141.7 million versus $142.1 million for the third quarter of last year. Organic net sales for the quarter increased 12.3%, principally due to increases in respiratory therapy products partially offset by declines in lifestyle and mobility and seating products. For the third quarter, earnings before income taxes decreased to $10.7 million, excluding restructuring charges of $0.5 million, as compared to $12.2 million last year, excluding restructuring charges of $0.8 million. The decrease in earnings before income taxes was largely attributable to an unfavorable sales mix favoring lower margin product lines and lower margin customers, higher warranty expense, increased SG&A expenses, primarily in associate costs, and unfavorable foreign currency transactions. These factors were partially offset by volume increases.

For the nine months ended September 30, 2012, European net sales decreased 0.9% to $401.7 million versus $405.4 million last year. Organic net sales increased 6.7%, principally due to increases in respiratory therapy products partially offset by declines in mobility and seating and lifestyle products. For the first nine months of 2012, earnings before income taxes decreased to $24.3 million, excluding restructuring charges of $0.8 million, as compared to $27.1 million, excluding restructuring charges of $1.3 million, last year. The decrease in earnings before income taxes was largely attributable to an unfavorable sales mix favoring lower margin product lines and lower margin customers, pricing pressures, primarily in lifestyle and power mobility products, and increased warranty costs. These factors were partially offset by volume increases.

ASIA/PACIFIC

For the third quarter, Asia/Pacific net sales decreased 34.5% to $15.6 million versus $23.7 million last year. Organic net sales for the quarter decreased 33.0%, caused by net sales declines in all three subsidiaries in the segment. The Company's Australian and New Zealand distribution businesses experienced declines in mobility and seating and lifestyle products. The decline in the Company's subsidiary which produces microprocessor controllers was primarily related to its contract manufacturing business for companies outside of the healthcare industry. For the third quarter, loss before income taxes was $2.0 million, excluding restructuring charges of $0.3 million, as compared to earnings before income taxes of $0.9 million last year. The decrease in earnings before income taxes is primarily attributable to the Australian distribution business as a result of a significant reduction in net sales volumes.

For the nine months ended September 30, 2012, Asia/Pacific net sales decreased 21.2% to $53.2 million versus $67.5 million last year. Organic net sales decreased 21.2%, caused by net sales declines in all three subsidiaries in the segment. The year to date loss before income taxes was $3.4 million, excluding restructuring charges of $0.7 million, as compared to earnings before income taxes of $3.8 million last year. The decrease in earnings before income taxes is primarily attributable to the Australian distribution business as a result of a significant reduction in net sales volumes.

FINANCIAL CONDITION

Total debt outstanding was $254.7 million as of September 30, 2012, as compared to $262.8 million as of June 30, 2012 and $269.5 million as of December 31, 2011 (including the convertible debt discount, which reduced convertible debt and increased equity by $3.5 million as of September 30, 2012, by $3.6 million as of June 30, 2012 and by $4.1 million as of December 31, 2011). The Company's total debt outstanding as of September 30, 2012 consisted of $234.0 million drawn on the revolving credit facility, $13.4 million in convertible debt and $7.3 million of other debt.

The Company reported $15.6 million of free cash flow(c) in the third quarter of 2012 as compared to $25.0 million of free cash flow(c) in the third quarter of 2011. The third quarter 2012 free cash flow(c) was positively impacted by cash flow benefits from accounts receivable and accrued expenses partially offset by an accounts payable decline.

The Company's ratio of debt to adjusted EBITDA(d) was 2.2 as of September 30, 2012, compared to 1.8 as of December 31, 2011 and 2.0 as of September 30, 2011.

Days sales outstanding were 49 days at the end of the third quarter of 2012, compared to 50 days as of December 31, 2011 and 51 days as of September 30, 2011. Inventory turns at the end of the third quarter of 2012 were 5.2, compared to 5.7 as of December 31, 2011 and 5.7 as of September 30, 2011.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding - assuming dilution, excluding the dilutive impact of the convertible debt. The dilutive effect of shares necessary to settle the conversion spread on the Company's convertible debentures is included in the calculation of GAAP earnings per share. The share adjustment is 0 shares for the three and nine months ended September 30, 2012 and 67,000 and 330,000 shares for the three and nine months ended September 30, 2011. The Company excludes the shares from the calculation of adjusted earnings per share, as it intends to satisfy any conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($1.2 million and $3.7 million pre-tax for the three and nine months ended ended September 30, 2012 compared to $1.3 million and $1.7 million pre-tax for the three and nine months ended September 30, 2011), amortization of the convertible debt discount recorded in interest ($0.1 million and $0.4 million pre-tax for the three and nine months ended September 30, 2012 compared to $0.4 million and $1.5 million pre-tax for the three and nine months ended September 30, 2011), loss on debt extinguishment including debt finance charges and fees ($0.0 million and $0.3 million pre-tax for the three and nine months ended September 30, 2012 compared to $7.5 million and $24.2 million pre-tax for the three and nine months ended September 30, 2011), a discrete tax expense related to prior years for a foreign tax matter under audit ($0.2 million and $9.2 million after-tax for the three and nine months ended September 30, 2012), a one-time benefit as a result of a tax settlement in Germany ($5.1 million after-tax for the three and nine months ended September 30, 2011) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company's performance. Those wishing to participate in the live call should dial 1-888-498-8379, or +1-706-679-5239 for international callers, and enter meeting ID 42810475. A digital recording will be available two hours after completion of the conference call from October 25, 2012 to November 1, 2012. To access the recording, US/Canada callers should dial 1-855-859-2056, or +1-404-537-3406 for international callers, and enter the Conference ID 42810475.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of the Company's products, inability to bid on or win certain contracts, or other adverse effects of enforcement actions from the current, ongoing FDA investigations and the proposed consent decree of injunction and the risk that the Company and the FDA may not reach agreement on the terms of a consent decree; unforeseen circumstances that might delay or adversely impact the results of the third party expert certification audits or FDA re-inspections of the Company's quality system; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas beginning in July 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the excise tax beginning in 2013 on certain medical devices); legal actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; possible adverse effects of being leveraged, including interest rate or event of default risks (particularly as might result from the FDA-related issues); decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$452,981	$456,519	$1,341,470	$1,351,429
Cost of products sold	331,327	325,442	974,380	962,428
Gross Profit	121,654	131,077	367,090	389,001
Selling, general and administrative expenses	111,319	104,135	330,589	322,329
Charges related to restructuring activities	1,175	1,311	3,722	1,742
Loss on debt extinguishment including debt finance charges and associated fees	—	7,462	312	24,198
Interest expense - net	1,221	1,019	3,597	5,317
Earnings before Income Taxes	7,939	17,150	28,870	35,415
Income taxes	5,075	4,350	19,750	4,500
Net Earnings	$2,864	$12,800	$9,120	$30,915
Net Earnings per Share—Basic	$0.09	$0.40	$0.29	$0.97
Weighted Average Shares Outstanding—Basic	31,877	31,873	31,838	31,999
Net Earnings per Share—Assuming Dilution	$0.09	$0.40	$0.29	$0.95
Weighted Average Shares Outstanding—Assuming Dilution	31,901	32,191	31,847	32,711

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net earnings	$2,864	$12,800	$9,120	$30,915
Interest expense	1,414	1,644	4,295	6,488
Income taxes	5,075	4,350	19,750	4,500
Depreciation and amortization	9,617	9,422	29,065	27,555
EBITDA	18,970	28,216	62,230	69,458
Restructuring charges	1,175	1,311	3,722	1,742
Bank fees	1,187	1,124	3,368	3,411
Loss on debt extinguishment including debt finance charges and associated fees	—	7,462	312	24,198
Stock option expense	2,208	2,106	5,198	4,984
Adjusted EBITDA(1)	$23,540	$40,219	$74,830	$103,793

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings (loss) excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense) and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net earnings per share - assuming dilution	$0.09	$0.40	$0.29	$0.95
Weighted average shares outstanding- assuming dilution	31,901	32,191	31,847	32,711
Net earnings	2,864	12,800	9,120	30,915
Income taxes	5,075	4,350	19,750	4,500
Earnings before income taxes	7,939	17,150	28,870	35,415
Restructuring charges	1,175	1,311	3,722	1,742
Amortization of discount on convertible debt	145	351	430	1,487
Loss on debt extinguishment including debt finance charges and associated fees	—	7,462	312	24,198
Adjusted earnings before income taxes	9,259	26,274	33,334	62,842
Income taxes	2,500	7,350	9,100	18,750
Adjusted net earnings	$6,759	$18,924	$24,234	$44,092

Weighted average shares outstanding - assuming dilution	31,901	32,191	31,847	32,711
Less: Diluted shares related to convertible debt	—	(67)	—	(330)
Adjusted weighted average shares outstanding - assuming dilution	31,901	32,124	31,847	32,381
Adjusted earnings per share - assuming dilution (2)	$0.21	$0.59	$0.76	$1.36

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), loss on debt extinguishment including debt finance charges and fees, a discrete tax expense in 2012 related to prior years for a foreign tax matter under audit, one time tax benefit as a result of a tax settlement in Germany in 2011 and changes in tax valuation allowances divided by adjusted weighted average shares outstanding - assuming dilution, which excludes the dilutive impact of the convertible debt. The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation. The share adjustment is 0 shares for the three and nine months ended September 30, 2012 and 67,000 and 330,000 shares for the three and nine months ended September 30, 2011. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (HME) , Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific. The five reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $38,050,000 and $123,556,000 for the three and nine months ended September 30, 2012, and $33,209,000 and $102,206,000 for the three and nine months ended September 30, 2011, respectively.

The information by segment is as follows:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2012	2011	2012	2011
Revenues from external customers
North America / HME	$170,983	$188,428	$527,467	$564,996
Invacare Supply Group	85,764	74,197	246,434	223,980
Institutional Products Group	38,974	28,048	112,631	89,579
Europe	141,705	142,107	401,721	405,354
Asia/Pacific	15,555	23,739	53,217	67,520
Consolidated	$452,981	$456,519	$1,341,470	$1,351,429

Earnings (loss) before income taxes
North America / HME	$1,587	$11,454	$13,102	$38,332
Invacare Supply Group	2,090	2,302	5,124	4,986
Institutional Products Group	1,805	3,865	8,690	11,448
Europe	10,218	11,379	23,504	25,819
Asia/Pacific	(2,301)	933	(4,139)	3,826
All Other	(5,460)	(12,783)	(17,411)	(48,996)
Consolidated	$7,939	$17,150	$28,870	$35,415

Restructuring charges before income taxes
North America / HME	$352	$406	$2,214	$406
Invacare Supply Group	—	59	(20)	59
Institutional Products Group	—	—	35	—
Europe	481	846	772	1,277
Asia/Pacific	342	—	721	—
All Other	—	—	—	—
Consolidated	$1,175	$1,311	$3,722	$1,742

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$1,939	$11,860	$15,316	$38,738
Invacare Supply Group	2,090	2,361	5,104	5,045
Institutional Products Group	1,805	3,865	8,725	11,448
Europe	10,699	12,225	24,276	27,096
Asia/Pacific	(1,959)	933	(3,418)	3,826
All Other	(5,460)	(12,783)	(17,411)	(48,996)
Consolidated	$9,114	$18,461	$32,592	$37,157

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing quarters ended September 30, 2012 to September 30, 2011:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	(9.3)%	(0.2)%	—%	(9.1)%
Invacare Supply Group	15.6%	—%	—%	15.6%
Institutional Products Group	39.0%	—%	16.8%	22.2%
Europe	(0.3)%	(12.6)%	—%	12.3%
Asia/Pacific	(34.5)%	(1.5)%	—%	(33.0)%
Consolidated	(0.8)%	(4.0)%	1.0%	2.2%

The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing nine months ended September 30, 2012 to September 30, 2011:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	(6.6)%	(0.2)%	—%	(6.4)%
Invacare Supply Group	10.0%	—%	—%	10.0%
Institutional Products Group	25.7%	(0.1)%	18.1%	7.7%
Europe	(0.9)%	(7.6)%	—%	6.7%
Asia/Pacific	(21.2)%	—%	—%	(21.2)%
Consolidated	(0.7)%	(2.3)%	1.2%	0.4%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation and acquisitions.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2012	December 31, 2011
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$35,282	$34,924
Trade receivables, net	250,059	247,974
Installment receivables, net	2,266	6,671
Inventories, net	221,619	192,761
Deferred income taxes and other current assets	45,979	46,440
Total Current Assets	555,205	528,770
Other Assets	115,184	125,967
Property and Equipment, net	122,633	129,712
Goodwill	472,704	496,605
Total Assets	$1,265,726	$1,281,054
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$146,804	$148,805
Accrued expenses	131,229	132,595
Accrued income taxes	849	1,495
Short-term debt and current maturities of long-term obligations	739	5,044
Total Current Liabilities	279,621	287,939
Long-Term Debt	250,449	260,440
Other Long-Term Obligations	120,514	106,150
Shareholders’ Equity	615,142	626,525
Total Liabilities and Shareholders’ Equity	$1,265,726	$1,281,054

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$19,074	$29,592	$26,822	$66,588
Plus:
Net cash impact related to restructuring activities	1,441	934	5,750	934
Less:
Purchases of property and equipment, net	(4,933)	(5,480)	(14,678)	(15,547)
Free Cash Flow	$15,582	$25,046	$17,894	$51,975

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).